Exhibit 23.1

Consent of Independent Certified Public Accountants

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Jacuzzi Brands, Inc. for the registration of $380,000,000 of its 9 5/8% Senior Secured Notes due 2010 and to the incorporation by reference therein of our report dated November 21, 2003, with respect to the consolidated financial statements and schedule of Jacuzzi Brands, Inc. included in its Annual Report (Form 10-K) for the fiscal year ended September 27, 2003, filed with the Securities and Exchange Commission.

West Palm Beach, Florida

December 17, 2003

/s/ Ernst & Young LLP